Exhibit 99.1

Name and Address of Reporting Person(1)	Designated Reporter(1)	Date of Event Requiring Statement	Issuer Name, Ticker or Trading Symbol	Title and Amount of Security	Title of Derivative Securities and Title and Amount of Securities Underlying Derivative Securities	Ownership Form: Direct (D) or Indirect (I)	Nature of Indirect Beneficial Ownership	Disclaims Pecuniary Interest
Delphi Management Partners VI, L.L.C. c/o Delphi Ventures 3000 Sand Hill Road Bldg. 1, Ste. 135 Menlo Park, CA 94025	Delphi Ventures VI, L.P.	May 8, 2004	Seattle Genetics, Inc. (“SGEN”)	See Table II	See Table II	I	See Explanatory Note 2 below	No
Delphi BioInvestments VI, L.P. c/o Delphi Ventures 3000 Sand Hill Road Bldg. 1, Ste. 135 Menlo Park, CA 94025	Delphi Ventures VI, L.P.	May 8, 2004	Seattle Genetics, Inc. (“SGEN”)	See Table II Rows 3 and 4	See Table II Rows 3 and 4	D	See Explanatory Note 3 below

Explanatory Note:

1)	The Designated Reporter is executing this report on behalf of all Reporting Persons, each of whom has authorized it to do so. Each of the Reporting Persons disclaims beneficial ownership of the Issuer’s securities to the extent it exceeds such Person’s pecuniary interest.

2)	The amounts shown in Table II represent the beneficial ownership of the Issuer’s equity securities by (a) Delphi Ventures VI, L.P. and (b) Delphi BioInvestments VI, L.P. (the “Delphi Entities”), a portion of which may be deemed attributable to the Reporting Person because it is the general partner of each of the Delphi Entities. The Reporting Person disclaims such beneficial ownership except to the extent of its pecuniary interest therein which is not readily determinable because it is subject to several variables including without limitation, the internal rate of returns and vesting of interests within the Delphi Entities.

3)	The amount shown represents the beneficial ownership of the Issuer’s equity securities by Delphi BioInvestments VI, L.P.